Exhibit 99.2
AdCare Health Systems Reports Substantial Progress in its Strategic Transition; Declares Cash Dividend and Reconstitutes Board of Directors

Board Declares Cash Dividend of $0.05 per share;
Names Bill McBride as Chairman and Allan Rimland as President and Chief Financial Officer

ATLANTA, GA, March 31, 2015-AdCare Health Systems, Inc. (NYSE MKT: ADK), (NYSE MKT: ADK.PRA) a recognized provider of senior living and healthcare facility management, today announced substantial progress in the company’s strategic transition from an owner and operator of healthcare facilities to a healthcare property holding and leasing company, with 35 of the company’s 40 properties leased or sub-leased. As a result of this progress, the Board of Directors declared a cash dividend on the common stock. The company also announced changes to the Board of Directors and a key addition to its senior management.

“Today marks a pivotal point in AdCare’s history, as we have substantially completed the leasing portion of the transition of our portfolio to the new business model, which we believe positions the company for improved financial performance, including increased cash flow, and permits a return of capital to our shareholders in the form of a cash dividend,” stated Bill McBride, AdCare’s Chairman of the Board and Chief Executive Officer. “Since October we have followed a rigorous and detailed plan with an aggressive timeline to achieve our primary purpose of unlocking shareholder value. As promised, we substantially completed the transition by the end of the first quarter of 2015, while the Board delivered on its commitment to declare a cash dividend as expeditiously and prudently as possible.”

Dividend Declaration
On March 31, 2015, the Board of Directors declared a cash dividend of $0.05 per share of common stock, payable on April 30, 2015 to shareholders of record as of April 15, 2015.

Management and Board of Directors Changes
Effective April 1, Allan J. Rimland, a seasoned financial executive with over 25 years of experience in investment banking and expertise within the healthcare services and related real estate industry, joined AdCare as President and Chief Financial Officer. He has over 20 years of healthcare services investment banking experience, including positions with leading bulge bracket and mid-sized investment banks. During his tenure, Rimland managed more than $100 billion in M&A and capital raising transactions. Rimland joined AdCare from Stephens Inc. where he served as Managing Director in the Healthcare Group, focusing on healthcare services companies from 2011 to until 2015.

“I have known Allan for more than two decades, and he was a banker involved in taking both of my prior companies public,” added McBride. “Allan brings significant experience in raising capital and advising on M&A transactions for clients in the senior care and healthcare REIT sectors, and this expertise will prove invaluable as we seek to grow our portfolio of properties.”

“I am excited to join AdCare at this pivotal time in the company’s evolution,” added Rimland. “AdCare is well-positioned to benefit from demographic trends that will drive demand for long-term care and senior living capacity. I look forward to helping the company grow its portfolio and create value for its shareholders.”

Board of Directors Realignment

The Board of Directors made the following changes to its corporate governance:

•
Appointed Bill McBride as Chairman of the Board, effective March 25, 2015. McBride will retain his position as Chief Executive Officer and will relinquish his position as President. He joined AdCare in October 2014 as Chief Executive Officer and President, when he was selected to lead the company through its strategic transition from an owner and operator of healthcare facilities to a facilities holding company.

•	David Tenwick, the company’s former Chairman of the Board and founder, will continue as a Director.

•	Michael Fox will serve as the Lead Independent Director.

•	Effective April 1, 2015, Peter Hackett will resign as a Director after serving in this position since May 2005.
Tenwick added, "Bill’s industry expertise and leadership talent were a critical component in the success of our company’s transition over these past several months. It is not only natural, but fitting, that we continue to leverage his strategic vision and wealth of experience as we begin this next chapter in our company’s evolution."

Conference Call Information:
AdCare will hold a conference call to discuss its fourth quarter and full-year 2014 financial results on Tuesday, March 31, 2015 at 4:30 p.m. ET.
Date and time: Tuesday, March 31, 2015 at 4:30 p.m. ET
Dial-in number: 1-888-397-5352 (domestic) or 1-719-325-2495(international)
Replay number: Dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). Please use passcode 9566131 to access the replay. The replay will be available until April 7, 2015.
Webcast link: http://www.adcarehealth.com or http://public.viavid.com/index.php?id=113662

About AdCare Health Systems
AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions. The company currently owns or leases 40 facilities, primarily in the Southeast. For more information about AdCare, visit www.adcarehealth.com.

Important Cautions Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "plans," "intends," "anticipates" and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, among other things, statements regarding the strategic plan to transition the company to a healthcare facilities holding and leasing company and statements regarding returning cash to shareholders. Such forward-looking statements reflect management's beliefs and assumptions and are based upon information currently available to management and involve known and unknown risks, results, performance or achievements of AdCare, which may differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by AdCare with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2014. There is no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements. Except where required by law, AdCare undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

In addition, each facility mentioned in this press release is operated by a separate, wholly owned, independent operating subsidiary that has its own management, employees and assets.

References to the consolidated company and its assets and activities, as well as the use of terms such as “we,” “us,” “our,” and similar verbiage, is not meant to imply that AdCare Health Systems, Inc. has direct operating assets, employees or revenue or that any of the facilities, the home health business or other related businesses are operated by the same entity.

Company Contact	Investor Relations
Bill McBride	Brett Mass
Chairman of the Board and CEO	Managing Partner
AdCare Health Systems, Inc.	Hayden IR
Tel (404)781-2884	Tel (646) 536-7331
bill.mcbride@adcarehealth.com	brett@haydenir.com